EXHIBIT 10.27

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

DIAGNOSTIC PLATFORM BENCHMARKING STUDY

AND

EVALUATION AGREEMENT

Between

SEQUENOM, INC.

and

SIEMENS AG

OCTOBER 25, 2004

DIAGNOSTIC PLATFORM BENCHMARKING STUDY

AND

EVALUATION AGREEMENT

This DIAGNOSTIC PLATFORM BENCHMARKING STUDY AND EVALUATION AGREEMENT (the “Agreement”) is made and entered into as of the last date of signature below (the “Effective Date”), by and between SEQUENOM, INC., a Delaware corporation having its principal place of business at 3595 John Hopkins Court, San Diego, CA, USA 92121-1121 (“SEQUENOM”) and SIEMENS AG, a German corporation having its principal place of business at Hartmannstr. 16, 91052 Erlangen, Germany (“SIEMENS”).

RECITALS

WHEREAS, SEQUENOM has developed and has proprietary rights in its MassARRAY technology, and in particular its MassARRAY products, for nucleic acid analysis by mass spectrometry;

WHEREAS, SEQUENOM is interested in commercializing its MassARRAY technology and MassARRAY products for use in clinical diagnostics applications;

WHEREAS, SIEMENS is a leading provider of medical systems and equipment and is interested in potentially collaborating with SEQUENOM with respect to the commercialization of SEQUENOM’s MassARRAY technology and MassARRAY products for use in clinical diagnostics applications;

WHEREAS, SIEMENS is interested in studying and evaluating SEQUENOM’s MassARRAY technology and MassARRAY products for potential use in clinical diagnostics applications;

WHEREAS, SEQUENOM is interested in making its MassARRAY technology and MassARRAY products available to SIEMENS for such study and evaluation purposes, subject to the terms and conditions as set forth below; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, SEQUENOM and SIEMENS agree as follows:

1.	DEFINITIONS.

1.1 “AFFILIATE” means, with respect to a Party, any corporation, association or other entity that directly or indirectly controls, is controlled by or is under common control with such Party. As used herein the term “control” means direct or indirect beneficial ownership of more than 50% of the voting or income interest in such entity.

1.2 “BENCHMARKING STUDY AND EVALUATION” OR “BSE” means assessment of and a proposal of specifications for, SEQUENOM’s MassARRAY Compact System and associated methods and technologies for potential use as a clinical diagnostics platform as well as for use in a diagnostics research laboratory.

1.3 “BSE COMMITTEE” means the committee referred to in section 2.2.

1.4 “BSE PLAN” means the plan for conducting the BSE as outlined in Appendix A and as finalized by the BSE Committee prior to the Effective Date.

1.5 “BSE SITE” means the sites referred to in section 2.3.

1.6 “CONSUMABLES” means those SEQUENOM product items so identified in Appendix B.

1.7 “DOLLARS” means United States dollars.

1.8 “EFFECTIVE DATE” means the date of last signature below.

1.9 “INFORMATION” means any data, results, information, know-how, trade secrets, techniques, methods, processes, inventions, developments, materials or compositions of matter of any type or kind, patentable or otherwise, software, algorithms, technology, formula, assays, or preclinical or clinical data.

1.10 “INTELLECTUAL PROPERTY” means any and all patents (including all reissues, extensions, confirmations, registrations, reexaminations and inventor’s certificates), patent applications (including all substitutions, continuations, continuations-in-part and divisionals), business processes, copyrights, data rights, trademarks, trade names, service marks, service names, trade secrets, mask works, moral rights, know-how or any other similar right arising or enforceable under the laws of any country or international treaty regime.

1.11 “INVENTION” means any Information whether patentable or unpatentable, that is conceived or reduced to practice either solely by one or more employees or contractors of a Party or jointly by one or more employees or contractors of SEQUENOM and one or more employees or contractors of SIEMENS in the course of the BSE or through the practice of the rights and licenses granted under this Agreement.

1.12 “MASSARRAY COMPACT SYSTEM” or “SYSTEM” means the SEQUENOM product comprising the items so identified in Appendix C.

1.13 “SEQUENOM INTELLECTUAL PROPERTY” means Intellectual Property owned or controlled by SEQUENOM as of the Effective Date or during the Term.

1.14 “SEQUENOM PURCHASE OPTION PERIOD” means the thirty day time period described in section 8.5.

1.15 “PARTY” means either SEQUENOM or SIEMENS and “PARTIES” means both SEQUENOM and SIEMENS.

1.16 “TERM” means nine (9) months from the effectiveness of the first BSE Site agreement as described in Section 2.3 or the period from the effectiveness of the first BSE Site agreement until completion of the BSE Plan as determined by the BSE Committee, whichever occurs first, provided that this Agreement is not terminated earlier in accord with section 8.

2. CONDUCT OF THE STUDY AND EVALUATION.

2.1 CONDUCT OF THE BSE. During the Term, the Parties shall use commercially reasonable efforts to conduct the BSE according to the BSE Plan and the terms of this Agreement. Any amendments or revisions to the BSE Plan shall be in writing and shall require unanimous approval of the BSE Committee.

2.2 BSE COMMITTEE AND MEETINGS. Promptly after the Effective Date, the Parties will form a BSE Committee comprised of four (4) members, with an equal number of representatives (two (2)) of each Party. The BSE Committee shall manage and supervise the Parties execution under the BSE Plan and shall monitor the progress and results of such work, and attempt to resolve any disputes that may arise in executing the BSE Plan. All decisions of the BSE Committee shall require unanimous approval, with the representatives of SEQUENOM collectively having one vote and the representatives of SIEMENS collectively having one vote. The BSE Committee shall meet at least once every second week, either telephonically or in person and at such times and places as agreed upon by the Parties. In-person meetings shall alternate between San Diego and Erlangen. A reasonable number of additional representatives of a Party (including external consultants bound by the terms of sections 5 and 7 of this Agreement) may attend meetings of the BSE Committee in a non-voting capacity. The BSE Committee shall designate a secretary to draft and maintain written summaries of all meetings.

2.3 DESIGNATION OF BSE SITES. The BSE Committee shall determine four (4) partner study sites for operating a MassARRAY Compact System and participating in the BSE, each site referred to hereafter as a “BSE Site.” Two (2) BSE Sites shall be based in the United States and the other two (2) BSE Sites shall be based in Europe. Each BSE Site shall be operated and controlled by an independent third party that shall be subject to certain written terms, conditions, and restrictions, based on those set forth in Appendix D which the Parties already agreed on, as shall be set forth in a separate written agreement between each third party and SIEMENS and SEQUENOM. The Parties shall cooperate to designate the BSE Sites and bind them under written agreement as described above within thirty (30) days of the Effective Date.

2.4 EQUIPMENT AND CONSUMABLES. Within ten (10) days after signing of a written agreement between each of the four (4) BSE Sites and the Parties as outlined in section 2.3, SIEMENS shall:

a) issue a purchase order to SEQUENOM for the purchase of one (1) MassARRAY Compact System, at a purchase price of [···***···] for each System, plus shipping and insurance costs;

b) issue a purchase order to SEQUENOM for the purchase of Consumables (quantities of each specific Consumable to be determined by the BSE Committee) for an aggregate purchase price [···***···] plus shipping and insurance costs based upon the BSE pricing set forth in Appendix B. Subject to prior written approval by the BSE Committee,

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each BSE Site is furthermore entitled to order additional Consumables with the additional purchase price of up to [···***···] plus shipping and insurance costs based on the BSE pricing set forth in Appendix B at SIEMENS’ expense for meeting its obligations according to the BSE PLAN during the Term. SEQUENOM will invoice SIEMENS for these additional Consumable costs after these costs have been incurred, provided that each invoice shall cover costs of not less [···***···]. SIEMENS shall pay the invoiced amount within thirty (30) days after receipt of such invoice. Therefore, SIEMENS shall pay for up to [···***···] plus shipping and insurance for Consumables per BSE Site during the Term; and

c) make payment to SEQUENOM upon receipt of an invoice in the amount of [···***···] per BSE Site in consideration for which SEQUENOM shall provide scientific and technical service and support as well as MassARRAY Compact System maintenance and repair for each BSE Site, for the Term or six (6) months, whichever is shorter. Such service and support shall be provided by SEQUENOM employees at a manpower rate of one-half full-time employee (FTE) per BSE SITE. SEQUENOM shall be responsible for all of the standard costs and expenses under SEQUENOM’S System warranty and all travel, lodging, and travel-related expenses incurred by its employees in providing such service and support to each BSE Site.

For the avoidance of doubt, all prices in Appendices B and C exclude shipping, insurance, tax, duties, customs, and other governmentally imposed fees and charges, which for those items that apply, shall be paid by SIEMENS. SEQUENOM shall deliver and install a MassARRAY Compact System at each BSE Site. SEQUENOM shall provide each BSE Site with Consumables on an as needed basis until the end of the Term or until the amount of Consumables purchased by SIEMENS under subpart (b) above, is exhausted, whichever occurs first. Any additional Consumables that are needed shall be purchased based upon the list pricing (and not the BSE pricing) set forth in Appendix B. Following the end of the Term, each and all of the four (4) MassARRAY Compact Systems are subject to the buy back rights of SEQUENOM as set forth in section 8.5. During the Term and during the SEQUENOM Purchase Option Period, SIEMENS shall not modify or alter the Systems and shall not surrender, lose possession of, exchange, sell, rent, lease, convey, transfer, assign, or otherwise dispose of or transfer any of the four (4) MassARRAY Compact Systems or any right, title or interest therein, except to SEQUENOM. During the Term and during the SEQUENOM Purchase Option Period, SIEMENS shall not create, incur, or permit to exist any liens (including but not limited to mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement) upon or with respect to any of the four (4) MassARRAY Compact Systems.

3. RIGHTS AND LICENSES.

3.1 RIGHTS GRANTED TO SIEMENS. To the limited extent necessary to permit the Parties to carry out the BSE Plan, SEQUENOM grants SIEMENS non-exclusive rights to use SEQUENOM Intellectual Property for research and evaluation purposes as may be applicable in carrying out the BSE Plan. Such grant is non-transferable and non-sublicensable and shall expire

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at the end of the Term. SEQUENOM’s patented DNA analysis by mass spectrometry methods (including the MassEXTENDTM method) are protected under SEQUENOM Intellectual Property including but not limited to U.S. patent rights 6,500,621; 6,300,076; 6,258,538; and 5,869,242 and their foreign equivalent patent rights. Rights to practice these patented methods are provided with the purchase of SEQUENOM SpectroCHIP® array chips (refer to item no. 00601 in Appendix B), and such rights are not provided with the purchase of a MassARRAY Compact System. With the purchase of SEQUENOM SpectroCHIP® array chips, SIEMENS is granted a limited, one time use only per each chip element, right to practice MassEXTENDTM methods. Such license right granted is limited to one-time use for the number of elements provided per SpectroCHIP® array chip purchased. For example, SEQUENOM’s SpectroCHIP® 384 array chip is provided with 384 elements. Such license right is granted for SIEMEN’s internal research and development purposes only, and not for commercial use. SIEMEN’s may not practice SEQUENOM’s patented methods for providing services to third parties in exchange for fees or other consideration, without written permission from SEQUENOM. Re-manufacture or re-use of SEQUENOM’s SpectroCHIP® array chips and elements, along with SEQUENOM’s patented DNA analysis methods, is prohibited. Other than as expressly set forth above, no license rights are granted or implied.

3.2 RIGHTS TO BE GRANTED TO BSE SITES. To the limited extent necessary to permit a BSE Site to carry out its obligations under a BSE Site agreement, SEQUENOM shall grant to the BSE Site non-exclusive rights to use SEQUENOM Intellectual Property for research and evaluation purposes as set forth in Appendix D hereto, as may be applicable in carrying out BSE Site’s obligations under the BSE Site agreement. Such grant is non-transferable and non-sublicensable and shall expire at the end of the term of the BSE Site agreement.

3.3 NOTICES TO BSE SITE USERS. Each BSE Site will be required to execute a written agreement in a form including terms the same as, or substantially the same as, those attached as Appendix D, acknowledging its understanding of and agreement to be bound by certain restrictions and conditions, including but not limited to those restrictions involving SEQUENOM Intellectual Property, in connection with their participation in the BSE Plan.

3.4 NO IMPLIED LICENSES. No right or license is granted under this Agreement by either Party to the other, by implication or otherwise except as specifically set forth herein.

3.5 RIGHT TO BID. If at any time during the Term or within six (6) months following the Term, SEQUENOM receives a bona fide written offer from a third party involving the sale of, transfer of, or license to all or substantial parts of SEQUENOM’s assets or the acquisition of the majority of SEQUENOM’s shares (collectively the “Third Party Offer”), then SEQUENOM shall provide SIEMENS with written notice of the fact that it has received a Third Party Offer within two (2) business days of receiving the Third Party Offer. Such notice shall include sufficient information about (i) the legal nature of the Third Party Offer (i.e. sale, transfer, non-exclusive/exclusive license, or share deal), (ii) the field of application covered by the Third Party Offer (i.e. applications for diagnostic and/or non-diagnostic purposes), (iii) if the field of application is diagnostics, the indication areas (e.g. infectious diseases, cancer, neurological degenerative diseases, cardiology, etc.), and (iv) the patent families (e.g. those as per section 3.1)

involved in the Third Party Offer. SEQUENOM agrees to consider any written bid for the same or substantially the same assets or shares that are the subject of the Third Party Offer, that is submitted by SIEMENS to SEQUENOM within thirty (30) business days of the date SIEMENS was notified by SEQUENOM of the first bid. Any bids received from SIEMENS after such thirty (30) business day period has expired shall be considered at the option of SEQUENOM.

3.6 EFFECT OF ACCEPTANCE OF A THIRD PARTY OFFER. If SEQUENOM accepts a Third Party Offer during the Term or within six (6) months following the Term, SEQUENOM shall, upon SIEMENS’ request to do so, purchase all or one (1) or more of the four (4) MassARRAY Compact Systems back from SIEMENS for a purchase price of [···***···] per System plus shipping and insurance costs.

4. PURCHASE ORDERS AND PAYMENTS.

4.1 PURCHASE ORDERS. All purchase orders issued pursuant to this Agreement shall be consistent with this Agreement and to the extent any conflicting or inconsistent terms or conditions are reflected in such purchase orders, such terms or conditions shall be considered non-binding, non-existent, and unenforceable. Subject to the foregoing, purchase orders shall be deemed accepted by SEQUENOM within three (3) business days following receipt unless otherwise objected to by SEQUENOM prior to the expiration of such three (3) business day period.

4.2 INVOICING AND PAYMENTS. SEQUENOM will invoice SIEMENS for all MassARRAY Compact Systems and Consumables ordered by SIEMENS according to sections 2.4 a) and b) upon shipment, under purchase orders pursuant to this Agreement. Payments to SEQUENOM for invoiced items shall be made by SIEMENS to SEQUENOM within thirty (30) days of invoice by SEQUENOM.

4.3 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in US dollars. All payments owed under this Agreement shall be made by wire transfer to a bank and account as designated on SEQUENOM’s invoices.

5. INVENTIONS AND INTELLECTUAL PROPERTY.

5.1 INVENTIONS. All Inventions shall be jointly owned by SEQUENOM and SIEMENS, subject to the following license rights: both SEQUENOM and SIEMENS shall have the royalty-free, perpetual, worldwide, non-exclusive, non-transferable right to use the Inventions for their own business purposes, including the right to grant sublicenses to their distributors and customers.

5.2 PATENT PROSECUTION. The Parties shall decide on a case-by-case basis which Party shall be responsible for the preparation, filing, prosecution and maintenance of any patent applications or patents for Inventions. The Party responsible for a patent filing (the “Filing Party”) shall consult with the non-Filing Party as to the preparation, filing, prosecution and maintenance of such patent reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office, and shall furnish to the non-Filing Party copies of all relevant documents reasonably in advance of such consultation.

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5.3 COOPERATION OF THE PARTIES. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any patent rights under this Agreement. Such cooperation includes, but is not limited to:

5.3.1 executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of patent rights set forth in section 5.1 above and to enable the owning Party to apply for and to prosecute patent applications in any country; and

5.3.2 promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing or prosecution of any such patent applications.

5.4 INFRINGEMENT OF THIRD PARTY RIGHTS. Each Party shall promptly notify the other Party in writing of any allegation by a third party that the activity of either of the Parties hereunder infringes or may infringe the intellectual property rights of such third party. SIEMENS shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of third party rights by SIEMENS’s activities under this Agreement at its own expense and by counsel of its own choice, and SEQUENOM shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. SEQUENOM shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by SEQUENOM’s activities under this Agreement at its own expense and by counsel of its own choice, and SIEMENS shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If SEQUENOM fails to proceed in a timely fashion with regard to such defense, SIEMENS shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and SEQUENOM shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any infringement action under this section 5.4 in a manner that diminishes the rights or interests of the other Party without the consent of such Party.

6. REPRESENTATIONS AND WARRANTIES.

6.1 REPRESENTATIONS AND WARRANTIES. Each Party represents to the other that as of the Effective Date:

6.1.1 Corporate Power. It is duly organized and validly existing under the laws of its state or country of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.1.2 Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

6.1.3 Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 DISCLAIMER CONCERNING TECHNOLOGY. The products, technology and intellectual property rights provided by each party hereunder are provided “as is” and each party expressly disclaims any and all warranties, of any kind, express or implied, including without limitation the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto. Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of any study, evaluation, test, development or commercialization pursuant to the BSE or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

6.3 LIMITATION OF LIABILITY. Except for amounts payable under section 2 and section 9, and liability for breach of confidentiality or for infringement or misappropriation, neither party shall be entitled to recover from the other party any indirect, special, incidental, consequential or exemplary damages, including but not limited to lost profits, arising from or relating to any breach of this agreement, regardless of any notice of the possibility of such damages.

7. CONFIDENTIALITY; PUBLICATIONS.

7.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and in perpetuity thereafter unless one of the exceptions below applies, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other Party pursuant to this Agreement. Each Party may use such Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Information (but no less than reasonable care). Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of such Information.

7.2 EXCEPTIONS. Information subject to this section 7 shall not include any Information which the receiving Party can prove by competent written evidence:

7.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

7.2.2 is known by the receiving Party at the time of receiving such information, as evidenced by its records;

7.2.3 is hereafter furnished to the receiving Party by a third party, as a matter of right and without restriction on disclosure;

7.2.4 is independently discovered or developed by the receiving Party without the use of Information provided by the disclosing Party; or

7.2.5 is the subject of a written permission to disclose provided by the disclosing Party.

7.3 AUTHORIZED DISCLOSURE. Each Party may disclose Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

7.3.1 filing or prosecuting patents in accordance with this Agreement;

7.3.2 prosecuting or defending litigation;

7.3.3 complying with applicable court orders or governmental regulations; and

7.3.4 disclosure to affiliates, sublicensees, employees, consultants, agents or other third parties in connection with due diligence or similar investigations by such third parties, in each case who agree to be bound by obligations of confidentiality and non-use comparable to those set forth in this section 7.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Information pursuant to this section 7, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and, with respect to subsections 7.3.2 and 7.3.3, use reasonable efforts to secure confidential treatment of such Information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Information of the other Party hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

7.4 PUBLICATIONS. Each Party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the activities conducted under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Information. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated from the BSE and/or includes Information of the other Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least forty-five (45) days prior to submitting the paper to a publisher. Such other Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of its receipt of such paper. With respect to oral presentation materials and abstracts, the reviewing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than thirty (30) days from the date of receipt by the reviewing Party. The publishing Party shall comply with the reviewing Party’s request to delete references to

Information of the reviewing Party in any such paper and agrees to withhold publication of same for an additional ninety (90) days in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this Agreement.

7.5 PUBLICITY. It is understood that SEQUENOM intends to issue a press release announcing the execution of this Agreement. SEQUENOM and SIEMENS agree to consult with each other reasonably and in good faith prior to the issuance of such a press release with the objective to achieve consensus with respect to the text and timing of the press release. No Party should publish such a press release without prior written approval by the other Party. No Party may unreasonably withhold consent to such a release. SEQUENOM may issue further press releases as it determines, based on advice of counsel, that are reasonably necessary to comply with laws or regulations. Additional press releases for market disclosure purposes may only be published by SEQUENOM upon written approval by SIEMENS with respect to text and timing.

8. TERM AND TERMINATION.

8.1 TERM. The Term of this Agreement shall be as provided by definition in section 1.16.

8.2 TERMINATION BY MUTUAL AGREEMENT. The Parties may at any time terminate this Agreement by written agreement executed by both SIEMENS and SEQUENOM.

8.3 TERMINATION FOR CAUSE. Each Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other upon the occurrence of any of the following:

8.3.1 Upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

8.3.2 Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured or started to cure if cure cannot reasonably be accomplished after such breach within the thirty (30) day period following written notice of termination by the non-breaching Party.

8.4 TERMINATION WITHOUT CAUSE. Each Party shall have the right to terminate this Agreement without cause at any time during the Term of this Agreement upon sixty (60) days prior written notice to the other Party. BSE Site agreements in force as described in section 2.3 shall remain unaffected by such termination. Neither Party shall be obliged to conclude further BSE Site agreements after written notification of the other party as per the first clause of this section 8.4.

8.5 EFFECT OF TERMINATION OR EXPIRATION; SURVIVING OBLIGATIONS. In the event of early termination of this Agreement for any reason, with the exception of any pro rata amount to be credited and refunded to SIEMENS with respect to service and support payment by SIEMENS under section 2.4 as well as non-incurred costs of Consumables for each BSE Site to be refunded to SIEMENS under section 2.4, no amounts paid or owed by SIEMENS under this

Agreement shall be refunded or credited. Upon expiration or termination of this Agreement and for the thirty (30) day period thereafter (the “SEQUENOM Purchase Option Period”), SEQUENOM shall have the sole right and option to purchase, at its sole discretion, all or one (1) or more of the four (4) MassARRAY Compact Systems back from SIEMENS for a purchase price of [···***···] per System plus shipping and insurance costs. Should SEQUENOM fail to provide written notice to SIEMENS during the SEQUENOM Purchase Option Period of SEQUENOM’s intention to purchase back all or one (1) or more Systems from SIEMENS, then SEQUENOM’s purchase rights shall be considered lapsed and unenforceable, and SIEMENS shall be free, subject to SEQUENOM’s patented method rights (and for the avoidance of doubt including those patent rights referenced in section 3.1) which are not included with or transferable with a System, to retain, sell or otherwise dispose of the Systems, at its discretion. Expiration or termination of this Agreement shall not affect any rights or obligations of either Party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except that the terms of this section 8.5 (and the provisions referenced herein) and sections 1, 3.1, 3.3, 3.4, 5, 6.2, 6.3, 7, 8.4, 9, 10 and 11of this Agreement shall survive expiration or termination of this Agreement. Promptly after termination or expiration of this Agreement, except as otherwise provided in this section 8.5, each Party shall return or dispose of any confidential Information of the other Party in the accordance with the instructions of such other Party.

9. INDEMNITY.

9.1 INDEMNIFICATION.

9.1.1 SIEMENS agrees to defend, indemnify and hold harmless SEQUENOM and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (collectively, the “SIEMENS Indemnitees”) from and against any third party claim, allegation, action or proceeding, and any and all liability, judgments, costs, expenses (including reasonable attorney’s fees), damages and awards based thereon (collectively, “Actions”) arising out of or resulting from (i) the negligence or willful misconduct of SIEMENS, its Affiliates or sublicensees or any of their respective employees, officers or agents, or (ii) a breach of any of SIEMENS’s representations or warranties or other obligation hereunder, except to the extent that such Action arises out of or results from the gross negligence or willful misconduct of any SIEMENS Indemnitee.

9.1.2 SEQUENOM agrees to defend, indemnify and hold harmless SIEMENS and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (collectively, the “SEQUENOM Indemnitees”) from and against any Actions arising out of or resulting from (i) the negligence or willful misconduct of SEQUENOM or its Affiliates or any of their respective employees, officers or agents, or (ii) a breach of any of SEQUENOM’s representations or warranties or other obligation hereunder, or (iii) product liability concerning MassARRAY Compact Systems delivered hereunder, or (iv) infringement of third party Intellectual Property rights by MassARRAY Compact Systems delivered hereunder, except to the extent that such Action arises out of or results from the gross negligence or willful misconduct of any SEQUENOM Indemnitee.

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9.2 CONTROL OF DEFENSE. Any entity entitled to indemnification under this section 9 shall give notice to the indemnifying Party of any Actions that may be subject to indemnification, promptly after learning of such Action, and the indemnifying Party shall assume the defense of such Actions with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Actions made by the indemnified Party without the indemnifying Party’s consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Actions.

9.3 INSURANCE. SEQUENOM, at its own expense, shall maintain liability insurance (or self-insure) in amounts consistent with industry standards for other such biotechnology companies during the Term. SEQUENOM shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage, at SIEMENS’s request.

10. GOVERNING LAW; DISPUTE RESOLUTION.

10.1 GENERAL. The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement which relate to either Party’s rights and/or obligations under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this section 10 if and when a dispute arises under this Agreement.

10.2 PROCEDURE. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (in each case, a “Claim”), arises between the Parties and the Parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer of SEQUENOM and the Senior Vice President Global Business Development of SIEMENS Medical Solutions, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be resolved by final and binding arbitration in accordance with section 10.3.

10.3 ARBITRATION. Arbitration of all Claims between the Parties shall be conducted in accordance with the International Commercial Arbitration Rules of the American Arbitration Association, in accordance with said Rules. The arbitration shall be held in New York, New York, USA. The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter which is at issue in the dispute. One (1) arbitrator will be selected by

SIEMENS, one (1) arbitrator will be selected by SEQUENOM, and the third arbitrator shall be selected within thirty (30) calendar days by mutual agreement of the two (2) arbitrators selected by the Parties. Should the two (2) arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, such third arbitrator shall be appointed in accordance with the International Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision of the arbitrators shall be final and binding. The arbitrators shall determine who shall bear the costs of such arbitration proceedings.

With respect to this Agreement and/or the subject matter hereof, whether pursuant to such arbitration proceedings or otherwise, neither Party shall seek or claim, nor shall either Party or its parent, subsidiaries or affiliates be liable for or entitled to recover, and the arbitrators are not empowered to directly render an award of, indirect, incidental, consequential, special, exemplary, or punitive damages (or attorneys’ fees relating thereto) under any theory of liability, whether tort, contract, negligence, or otherwise. The Parties now and forever waive and release any and all claims and rights they may have at any time to directly or indirectly in connection with this Agreement or the subject matter hereof, claim, seek, or recover indirect, incidental, consequential, special, exemplary and punitive damages (or attorneys’ fees relating thereto).

SEQUENOM for itself and its Affiliates and their respective successors and assigns, hereby acknowledges and agrees that SIEMENS has not in any way agreed or consented to the jurisdiction of any federal, state or local court in the United States of America for any purpose whatever and shall not be so treated. SEQUENOM hereby irrevocably waives and releases all claims or rights that it may now or hereafter have to claim that such jurisdiction exists. Nothing contained herein is intended to affect the right of SEQUENOM to claim that SIEMENS is subject to the jurisdiction of the courts of the Federal Republic of Germany.

SIEMENS, for itself and its Affiliates and their respective successors and assigns, hereby acknowledges and agrees that SEQUENOM has not in any way agreed or consented to the jurisdiction of any court of the Federal Republic of Germany for any purpose whatsoever and shall not be so treated. SIEMENS hereby irrevocably waives and releases all claims or rights that it may now have or hereafter have to claim that such jurisdiction exists. Nothing contained herein is intended to affect the right of SIEMENS to claim that SEQUENOM is subject to the jurisdiction of the federal, state or local courts in the United States of America.

The rights and obligations hereunder shall survive any expiration or termination of this Agreement.

10.4 GOVERNING LAW. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, USA without regard to its conflict of law rules. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any transactions or other agreements related to this Agreement.

11. GENERAL PROVISIONS.

11.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark or other business record at the point of mailing, or faxing.

All notices to SIEMENS shall be addressed as follows:

with a copy to:

SIEMENS AG	SIEMENS AG
Hartmannstr. 16	Hartmannstr. 16
91052 Erlangen, Germany	91052 Erlangen, Germany
Attn: Senior VP Global Business	Attn: Senior Counsel
Development	SIEMENS Medical Solutions
Fax: 49 162 769 6690	Fax: 49 9131 7 28667

All notices to SEQUENOM shall be addressed as follows:

with a copy to:

SEQUENOM, INC	SEQUENOM, INC.
3595 John Hopkins Court	3595 John Hopkins Court
San Diego, California 92121	San Diego, California 92121
Attn: CEO	Attn: General Counsel
Fax: (858) 202-9020	Fax: (858) 202-9020

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

11.2 FORCE MAJEURE. No Party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

11.3 ENTIRETY OF AGREEMENT. This Agreement embodies the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

11.4 NON-WAIVER. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

11.5 RELATIONSHIP OF THE PARTIES. Neither Party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

11.6 SEVERABILITY. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either SIEMENS or SEQUENOM deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the Parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the Parties’ original intent.

11.7 AFFILIATES; ASSIGNMENT. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties) shall not be included in the technology or rights licensed hereunder. The rights and obligations of the Parties shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

11.8 HEADINGS. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

11.10 EXPORT. The Parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other Party or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

SEQUENOM, INC.		SIEMENS AG

By:	/s/ Antonius Schuh	By:	/s/ M. Naraghi
Name:	Antonius Schuh	Name:	M. Naraghi
Title:	CEO, President	Title:	VP Business Development
Date:	October 5, 2004	Date:	October 25, 2004

SIEMENS AG

		By:	/s/ B. Halfpap
		Name:	B. Halfpap
		Title:	VP Business Development
		Date:	October 9, 2004

SEQUENOM CONFIDENTIAL

APPENDIX A – BSE PLAN

The following are some but not all of the governing principles for compiling the BSE Plan. A detailed BSE Plan will be compiled by the Parties prior to Effective Date.

1)	Sequenom and Siemens shall establish a BSE Committee (BSEC) to determine the scope and scale of the BSE. The BSEC shall be headed by. Dr. Murali Prahalad of Sequenom and Dr. Mohammad Naraghi of Siemens. The BSEC’s responsibilities shall include the following:

a)	Set criteria for the selection of diagnostic service labs to participate in the BSE.

b)	Enlist the diagnostic service labs that both Siemens and Sequenom wish to enlist for the benchmarking study based on the above criteria.

c)	Determine which diagnostic tests [···***···] are to be conducted at the selected diagnostic service lab sites enlisted by the BSEC.

d)	Select platforms against which MassARRAY will be evaluated in the BSE.

e)	Establish performance criteria against which selected platforms and MassARRAY will be evaluated [···***···]

f)	Liaise with appropriate people at participating BSE labs to communicate objectives of the BSE and performance criteria.

g)	Analyze the data resulting from the BSE

h)	Oversee the publication of the BSE results in appropriate clinical and industry journals based on mutual consent.

i)	Determine in conjunction with business development in both companies when novel IP has been generated and support the necessary IP filings.

j)	Dispute resolution if needed.

k)	Meet at regular intervals to assess the progress of the BSE.

2)	[···***···] potential diagnostic service lab sites shall be selected by the BSEC and rank ordered. Selected institutions shall be approached jointly by Sequenom and Siemens to solicit their participation in the BSE.

3)	Upon confirmation of participation in the BSE, Siemens and Sequenom shall jointly provide participating institutions with an End User Evaluation Agreement, outlining the terms and conditions of their participation in the BSE.

4)	Data from participating BSE labs shall be gathered for a period of approximately 6 months from the Effective Date of enlistment.

5)	Upon completion of the BSE Plan, each BSE site shall write a summary report of its findings as specified in the End User Evaluation Agreement. The BSEC shall write a summary of all BSE related expenses.

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix B – Consumables

Item Number	Item Description	List Price	BSE Price (USD)
00601	384-Chips, 10-pack	[···***···]	[···***···]
10045	Tri-mix #25	[···***···]	[···***···]
10046	Tri-mix #26	[···***···]	[···***···]
10048	Tri-mix #28	[···***···]	[···***···]
10002	SAP	[···***···]	[···***···]
10052	ThermoSequenase	[···***···]	[···***···]
10055	HME Buffer	[···***···]	[···***···]
10053	Resin (SNP/GE)	[···***···]	[···***···]
00335	3-Point Calibrant	[···***···]	[···***···]
10300	Positive Control	[···***···]	[···***···]

Appendix C – MassARRAY Compact System

Item Number	Item Description	List Price	BSE Price (USD)
MALDI-TOF Mass Spectrometer w/Server & RT Workstation
10920	MassARRAY Compact w/separate server & RT	[···***···]	[···***···]
SpectroCHIP Nanospotter
10026	Chip Spotter LT (Samsung)	[···***···]	[···***···]
Software
10089	Genotyping 3.1 + Designer 2.0	[···***···]	[···***···]
10090	Gene Expression 3.1 + Designer 2.0	[···***···]	[···***···]
TOTAL		[···***···]	[···***···]

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

APPENDIX D

END USER EVALUATION AGREEMENT

(Sequenom MassARRAYTM Compact System)

This Agreement, dated              2004 (the “Effective Date”), is made by and between SIEMENS AG, a German corporation with its principal place of business located at Hartmannstr. 16, 91052 Erlangen, Germany (“Siemens”), and                     , a              corporation with its principal place of business at                          (“End User”), and Sequenom, Inc., a Delaware corporation with its principal place of business located at 3595 John Hopkins Court, San Diego, CA 92121 (“Sequenom”).

WHEREAS, Siemens and Sequenom have separately entered into a Diagnostic Platform Benchmarking Study and Evaluation Agreement for the purposes of facilitating Siemens’ and Sequenom’s evaluation of Sequenom’s MassARRAY Compact System and MassARRAY technology for use in clinical diagnostic applications (hereafter the “BSE Agreement”);

WHEREAS, Siemens and Sequenom desire to deliver and install Sequenom’s MassARRAY Compact System at End User’s facility for purposes of conducting the evaluation described above;

WHEREAS, Siemens and Sequenom are willing to supply, within the protection of a confidential relationship, as set forth herein, the MassARRAYTM Compact System (the “System”) and certain consumables for use with the System (collectively, the “Evaluation Items”); and

WHEREAS, End User desires to have access to the Evaluation Items and is aware of the nature of the Evaluation Items, and is willing to enter a confidential relationship and to use and test the Evaluation Items and report to Siemens and Sequenom on the performance of, the characteristics of, and the results of its use of the Evaluation Items (hereafter, the “Purpose”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, and for other consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	LIMITED RIGHT TO USE EVALUATION ITEMS

a. Limited Right. Subject to all of the terms of this Agreement, Siemens and Sequenom grant to End User a single-site, non-transferable, non-sublicensable, non-exclusive right to use the Evaluation Items in cooperation with Siemens and Sequenom solely for End User’s use and evaluation purposes for a period of six (6) months from the Effective Date (the “Evaluation Period”), unless otherwise expressly and specifically agreed to in writing by Siemens and Sequenom. This limited right includes the right by End User to use Sequenom’s patented methods referred to in

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section 1d below, for the limited duration of the Evaluation Period. Siemens shall at all times retain all title, right and interest in and to and ownership of the Evaluation Items. End User agrees to use the Evaluation Items only in the ordinary course of evaluation, and End User will not reproduce, alter, or modify the Evaluation Items or any portion thereof. End User shall not surrender, lose possession of, exchange, sell, rent, lease, convey, transfer, assign, or otherwise transfer or dispose of the Evaluation Items or any part thereof, or any right, title, or interest therein, to any party other than Siemens or Sequenom. End User shall not reverse assemble, reverse compile or reverse engineer the Evaluation Items, or create, incur, or permit to exist any liens (including but not limited to mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement) upon or with respect to any of the Evaluation Items.

b. No Other Rights. No license or immunity is granted to End User under this Agreement by Siemens or Sequenom, either directly or by implication, estoppel, or otherwise, under any patents or other intellectual property rights.

c. Payments and Damage. Siemens and Sequenom shall provide the Evaluation Items to End User for End User’s use during the Evaluation Period for the Purpose and under the provisions of this Agreement. There shall be no monetary consideration charged to End User for its possession of and use of the Evaluation Items for the duration of the Evaluation Period, unless Sequenom’s accumulated list prices for consumables requested by End User and delivered by Sequenom exceed [···***···] in which case Sequenom, Siemens, and End User shall mutually agree on determining financial responsibility for, and supply of, further consumables that may be desired by End User. Neither Sequenom or Siemens guarantees the supply of further consumables. At the end of the Evaluation Period, End User will have an opportunity to purchase the System under standard commercial terms. Should End User decide not to purchase the Evaluation Items (such decision to be made within thirty (30) days of the expiration of the Evaluation Period), such Items will be removed by Siemens or Sequenom within ten (10) business days thereafter. End User shall be monetarily responsible for any damage to the System, other than ordinary wear, caused by the negligence or the intentional, reckless, or grossly negligent acts or omissions of End User.

d. Notice of Sequenom Patent Rights. In the event that End User desires to purchase a MassARRAY Compact System, End User is hereby notified that Sequenom’s patented DNA analysis by mass spectrometry methods (including the MassEXTENDTM method) are protected under U.S. patent rights including but not limited to 6,500,621; 6,300,076; 6,258,538; and 5,869,242 and their foreign equivalent patent rights. Rights to practice these patented methods are provided with the purchase of Sequenom’s SpectroCHIP® array chips, and such rights are not provided with the purchase of a MassARRAY Compact System. With the purchase of Sequenom SpectroCHIP® array chips from Sequenom, End User is granted a limited, one time use only per each chip element, right to practice MassEXTENDTM methods. Such license right granted is limited to one-time use for the number of elements provided per

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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SpectroCHIP® array chip purchased. For example, Sequenom’s SpectroCHIP® 384 array chip is provided with 384 elements. Such license right is granted for internal research and development purposes only, and not for commercial use. End User may not practice Sequenom’s patented methods for providing services to third parties in exchange for fees or other consideration, without written permission from Sequenom. Re-manufacture or re-use of Sequenom’s SpectroCHIP® array chips and elements, along with Sequenom’s patented DNA analysis methods, is prohibited. Other than as expressly set forth above, no license rights are granted or implied.

2.	CONFIDENTIALITY

a. Confidential Information. End User acknowledges that in the course of using the Evaluation Items and performing its duties under this Agreement, it may obtain information relating to the Evaluation Items and/or Sequenom or Siemens (“Confidential Information”). Such Confidential Information shall belong solely to the disclosing party and includes, but is not limited to, the existence of this Agreement, the terms of this Agreement, the existence of this evaluation relationship, trade secrets, know-how, inventions (whether or not patentable), ideas, algorithms, schematics, testing procedures, software design and architecture, computer code, internal documentation, design and function specifications, product requirements, problem reports, analysis and performance information, software documents, and other technical, business, product, marketing and financial information, plans and data regarding or relating to the Evaluation Items or any other aspect of Sequenom’s or Siemen’s technology or business.

b. Non-Confidential Information. “Confidential Information” does not include information which (a) was known to End User at the time it was disclosed, other than by previous disclosure by Siemens or Sequenom, as evidenced by End User’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to End User by a third party who did not derive it, directly or indirectly, from Siemens or Sequenom; (d) is independently developed by End User without the use of Confidential Information; or (e) required by law or order of a court or an administrative governmental agency to be disclosed, provided that End User makes reasonable efforts to notify the original disclosing party of the impending disclosure in time for the original disclosing party to appear and oppose the disclosure.

c. Nondisclosure of Confidential Information. End User shall use Confidential Information solely for the purpose(s) set forth in this Agreement. During the Evaluation Period and for a period of five (5) years thereafter, End User shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any Confidential Information. End User may disclose Confidential Information to persons within its organization and to its respective consultants and advisors who/which have a need to receive such Confidential Information in order to further the purpose(s) of this Agreement and who/which are bound by written agreement to protect the confidentiality of such Confidential Information.

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3.	END USER USE OBLIGATIONS AND REPORTS

a. Use and Reporting Requirements. Siemens and End User shall cooperate in determining the specific uses and experiments to be performed using the Evaluation Items. End User shall provide feedback and timely information to Siemens and Sequenom in the form of an Evaluation Report (a form for providing such Evaluation Report may be provided to End User, and if so provided shall be used for such Report). The Evaluation Report shall encompass the entire Evaluation Period and the Report shall be provided to Siemens no later than thirty (30) days after the expiration of the Evaluation Period. Reports shall disclose at least: (1) [···***···], (2) [···***···], (3) [···***···], (4) [···***···], (5) [···***···], (6) [···***···], (7) [···***···], and (8) [···***···]. Further details to be covered by the Evaluation Report may be requested by Siemens or Sequenom during the term of this Agreement.

b. Ownership of Reports and Other Data. Siemens and Sequenom shall jointly own all right, title and interest in and to all Evaluation Reports. End User shall own all assay-specific or genetically specific results or output generated under and/or provided by End User to Siemens and Sequenom under this Agreement. Any improvements to or suggestions for improvements to the Evaluation Items and any Intellectual Property related to the Evaluation Items developed under this Agreement, whether such Intellectual Property is developed jointly by the parties or solely by employee(s) and/or agent(s) of only one of the parties, shall be jointly owned by Siemens and Sequenom as set forth in the Diagnostic Platform Benchmarking Study and Evaluation Agreement between Siemens and Sequenom. “Intellectual Property” shall mean any product or process whether or not patentable, any know-how, trade secret, patent application, patent, copyright, trademark, or other intellectual property right recognized by the United States, a State of the United States or a foreign country or jurisdiction. (The foregoing collectively is “Siemens and Sequenom Intellectual Property.”) Siemens and Sequenom Intellectual Property shall not include any gene or genetic variation data generated by End User or any intellectual property based on that data, provided that such data is not already known or possessed by, or has not already been created or generated by Sequenom (hereafter, “End User Intellectual Property”). End User shall own all right title and interest in such End User Intellectual Property. Any assignment of all right, title and interest in Siemens and Sequenom Intellectual Property, required for the full exercise of Siemens’ and Sequenom’s rights, shall be deemed to have been made under this Agreement. To the extent that any further actions may be required to vest full right, title and interest in Siemens and Sequenom, End User will provide reasonable assistance, at Siemens and Sequenom’s expense, to vest such entire right title and interest in Sequenom.

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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c. Publication. End User may publish or present data and/or results generated under this Agreement, provided that, the proposed disclosure shall be subject to the prior review and consent (such consent not to be unreasonably withheld) by Sequenom and Siemens solely to determine (i) whether the proposed disclosure contains Confidential Information, (ii) whether the information contained in the proposed disclosure should be the subject of a patent application prior to such disclosure or (iii) whether the disclosure would be adverse to the business interests of Sequenom or Siemens. End User shall provide Sequenom with the opportunity to review any proposed abstract, manuscript or presentation by delivering a copy thereof to Sequenom and Siemens, no less than sixty (60) days before its intended submission for publication or presentation. Sequenom and Siemens shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify End User in writing of any specific objections to the disclosure. In the event Sequenom or Siemens objects to the disclosure, End User agrees not to submit the publication or make the presentation containing the objected-to information until Sequenom or Siemens is given a reasonable additional period of time (not to exceed an additional thirty (30) days) to seek patent protection for any material in the disclosure which it believes is patentable or, in the case of Confidential Information, to allow Sequenom or Siemens to delete any Confidential Information from the proposed disclosure or, in the case of business interests, to make changes or delete information that Sequenom or Siemens reasonably believes would be adverse to its business interests.

4. DISCLAIMER OF WARRANTIES AND LIMITATION ON LIABILITY

Sequenom and Siemens make no representations, warranties, guarantees, or claims, of any kind or nature, as to the accuracy of, reliability, utility, performance, effectiveness, or otherwise, of the Evaluation Items provided herein or the results obtained therefrom, nor does Siemens or Sequenom assume any responsibility for the results, quality of results, or lack of results. End User assumes the entire risk as to its use of and the results and performance of the Evaluation Items. THE EVALUATION ITEMS ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND, WRITTEN OR ORAL, EXPRESS OR IMPLIED, DIRECT, INDIRECT, BY ESTOPPEL, OR OTHERWISE, AND SPECIFICALLY EXCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, AND ANY OTHER WARRANTIES PROVIDED FOR BY THE UNIFORM COMMERCIAL CODE, USAGE IN THE INDUSTRY, OR COURSE OF DEALING BETWEEN THE PARTIES. Further, in no event shall Sequenom or Siemens be liable for any direct, indirect, incidental, special, exemplary, or consequential damages (including, but not limited to, procurement of inappropriate, substitute, or alternative, reagents or services, loss of use, loss of data, loss of profits, loss of revenues, or business interruption) however caused, resulting from, related to, or arising out of, the use of the Evaluation

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Items, regardless of foreseeability and notwithstanding whether Sequenom or Siemens has been advised of the possibility of any such damages, and regardless of the form of the cause of action, whether in contract, breach of warranty, or tort (including negligence, strict liability, or otherwise), or otherwise. End User is further hereby put on notice that the Evaluation Items have not been subjected to regulatory review or approved by the Federal Food and Drug Administration or any other United States or foreign governmental agency or entity, and has not been approved for CLIA compliance, or otherwise approved under any statute, rule, law, or regulation, for any purpose, research, commercial, diagnostic, or otherwise.

5. TERMINATION. This Agreement may be terminated by Siemens at any time. Upon termination or expiration, and provided End User does not wish to purchase the Evaluation Items, such Items will be removed by Siemens or Sequenom within ten (10) business days thereafter.

6.	GOVERNING LAW; DISPUTE RESOLUTION

a. General. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party’s rights and/or obligations under this Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the parties agree to follow the procedures set forth in this section 6 if and when a dispute arises under this Agreement.

b. Procedure. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (in each case, a “Claim”), arises between the parties and the parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the parties agree to hold a meeting, attended by the                      of End User and the                              of Siemens and the                      of Sequenom, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be exclusively resolved by final and binding arbitration in accordance with section 6.c.

End User Claims which are related to the Evaluation Items shall be the exclusive matter of Sequenom and End User. End User shall not, independent from the legal ground, (i) raise such Claim, or (ii) start an arbitration proceeding concerning such Claim, against Siemens.

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c. Arbitration, Substantive Law. Arbitration of all Claims between the Parties shall be conducted in accordance with the International Commercial Arbitration Rules of the American Arbitration Association, in accordance with said Rules. The arbitration shall be held in New York, New York, USA. The arbitrators shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision of the arbitrators shall be final and binding. The arbitrators shall determine who shall bear the costs of such arbitration proceedings.

With respect to this Agreement and/or the subject matter hereof, whether pursuant to such arbitration proceedings or otherwise, neither party shall seek or claim, nor shall either party or its parent, subsidiaries or affiliates be liable for or entitled to recover, and the arbitrators are not empowered to directly render an award of, indirect, incidental, consequential, special, exemplary, or punitive damages (or attorneys’ fees relating thereto) under any theory of liability, whether tort, contract, negligence, or otherwise. The parties now and forever waive and release any and all claims and rights they may have at any time to directly or indirectly in connection with this Agreement or the subject matter hereof, claim, seek, or recover indirect, incidental, consequential, special, exemplary and punitive damages (or attorneys’ fees relating thereto).

Sequenom and End User for themselves and their Affiliates and their respective successors and assigns, hereby acknowledge and agree that Siemens has not in any way agreed or consented to the jurisdiction of any federal, state or local court in the United States of America for any purpose whatever and shall not be so treated. Sequenom and End User hereby irrevocably waive and release all claims or rights that they may now or hereafter have to claim that such jurisdiction exists. Nothing contained herein is intended to affect the right of Sequenom and End User to claim that Siemens is subject to the jurisdiction of the courts of the Federal Republic of Germany.

Siemens, for itself and its Affiliates and their respective successors and assigns, hereby acknowledges and agrees that Sequenom or End User have not in any way agreed or consented to the jurisdiction of any court of the Federal Republic of Germany for any purpose whatsoever and shall not be so treated. Siemens hereby irrevocably waives and releases all claims or rights that it may now have or hereafter have to claim that such jurisdiction exists. Nothing contained herein is intended to affect the right of Siemens to claim that Sequenom or End User is subject to the jurisdiction of the federal, state or local courts in the United States of America.

The rights and obligations hereunder shall survive any expiration or termination of this Agreement.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, USA without regard to its conflict of law rules. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any transactions or other agreements related to this Agreement.

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11.	GENERAL PROVISIONS

a. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark or other business record at the point of mailing, or faxed.

All notices to SIEMENS shall be addressed as follows:

With a copy to:
SIEMENS AG	SIEMENS AG
Hartmannstr. 16 91052 Erlangen GERMANY Attn: Senior VP Global Business Development SIEMENS Medical Solutions Fax: 49 162 769 6690	LEGAL SERVICES Werner-Von-Siemens-str. 50 91050 Erlangen GERMANY Attn: Robert Kirschbaum Fax: 49 9131 7 28667

All notices to SEQUENOM shall be addressed as follows:

With a copy to:
SEQUENOM, INC.		SEQUENOM, INC.
3595 John Hopkins Court		3595 John Hopkins Court
San Diego, CA 92129		San Diego, CA 92129
Attn:	Chief Executive Officer	Attn:	General Counsel
Fax:	(858) 202-9020	Fax:	(858) 202-9020

All notices to End User shall be addressed as follows:

With a copy to:

Attn:	Attn:
Fax:	Fax:

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

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b. Force Majeure. No Party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

c. Entirety of Agreement. This Agreement embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

d. Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

e. Relationship of the parties. Neither Party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

f. Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

g. Affiliates; Assignment. Neither this Agreement or any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties) shall not be included in the technology or rights licensed hereunder. The rights and obligations of the parties shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

h. Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

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g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

h. Export. The parties agree not to export, directly or indirectly, any United States source technical data acquired from the other Party or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

Accepted and agreed to:

	SEQUENOM, INC.		SIEMENS AG

By:		By:
Print Name:		Print Name:
Title:		Title:
Date:		Date:

                                                         , as End User

By:
Print Name:
Title:
Date:

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